Exhibit 10.3

AMENDMENT TO

AMERICOLD REALTY TRUST

2010 EQUITY INCENTIVE PLAN

This Amendment to the Americold Realty Trust 2010 Equity Incentive Plan (this “Amendment”) is made this 27th day of December, 2017 by Americold Realty Trust, a Maryland real estate investment trust (the “Trust”) and amends the Trust’s 2010 Equity Incentive Plan (the “Plan”). Capitalized terms used but not otherwise defined in this Amendment shall have their respective meanings set forth in the Plan.

WHEREAS, the Trust and its shareholders previously approved the Plan, and pursuant to Sections 9.2 and 9.11 of the Plan, the Board of Trustees of the Trust and/or the Compensation Committee of the Board of Trustees may amend the Plan from time to time; and

WHEREAS, the Trust desires to amend the Plan to clarify certain payment terms and to correct certain provisions for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, in accordance with Internal Revenue Notice 2010-6 and related guidance.

NOW, THEREFORE, the Plan is hereby amended as follows, effective as of the date first provided above.

1.    The definition of “Change in Control” provided in Section 1.2 is amended by adding the following new sentence to the end thereof:

“To the extent that an Award Agreement provides for payment, settlement or distribution of an Award upon a Change in Control that is nonqualified deferred compensation within the meaning of Section 409A of the Code, such payment, settlement or distribution shall only be made if such events are described in Treas. Reg. §1.409A-3(i)(5)(v), 1.409A-3(i)(5)(vi)(1) or 1.409A-3(i)(5)(vii).”

2.    Except as expressly amended hereby, the provisions of the Plan shall remain in full force and effect, and nothing in this Amendment will be construed as a waiver of any of the rights or obligations of the Trust under the Plan.

AMERICOLD REALTY TRUST

By:	/s/ Daniel C. Deckbar
Title:	V.P., Deputy General Counsel